Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GE Institutional Funds

We consent to the use of our report, dated November 24, 2008, incorporated herein by reference to the U.S. Equity Fund, S&P 500 Index Fund, Core Value Equity Fund, Small-Cap Equity Fund, International Equity Fund, Premier Growth Equity Fund, Strategic Investment Fund, Income Fund, and Money Market Fund, each a series of GE Institutional Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “THE FUNDS’ HISTORY AND ADDITIONAL INFORMATION - Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 26, 2009